Exhibit (d)(2)

INVESTMENT ADVISORY AGREEMENT ASSUMPTION AGREEMENT

For Excelsior Tax-Exempt Funds, Inc.

UST Advisers, Inc. as Survivor

This assumption agreement (the “Agreement”) is effective as of the 16th day of December, 2005 (the “Effective Date”) by and between UST Advisers, Inc., a Delaware corporation (“USTA”), United States Trust Company of New York, a state chartered bank and trust company and a member bank of the Federal Reserve System (“UST-NY”), U.S. Trust Company, National Association, a national bank organized under the laws of the United States (“UST-NA”) and Excelsior Tax-Exempt Funds, Inc., a Maryland corporation registered as an investment company under the Investment Company Act of 1940, as amended (the “Company”).

WHEREAS, U.S. Trust Company, UST-NY and the Company, on behalf of its portfolios listed in Appendix A (the “Funds”), are parties to an investment advisory contract relating to those Funds attached hereto as Exhibit A (the “Advisory Contract”);

WHEREAS, pursuant to an Assumption Agreement dated June 1, 2003, UST-NA assumed U.S. Trust Company’s duties and obligations under the Advisory Contract (the “June 1 Assumption Agreement”) as a result of a bank charter consolidation program among certain banking entities within the U.S. Trust Corporation complex;

WHEREAS, UST-NY and UST-NA are parties to a waiver agreement pursuant to which such parties have agreed to waive a portion of each of their respective advisory fees or to reimburse the Funds for a portion of the Funds’ expenses to the extent described therein (the “Waiver Agreement”);

WHEREAS, UST-NA and UST-NY wish to restructure the manner in which they provide investment advisory services to the Funds under the Advisory Contract so as to deliver such services through USTA, a new wholly-owned subsidiary of UST-NA and a registered investment adviser under the Investment Advisers Act of 1940, which will provide all of the services formerly provided by UST-NA and UST-NY under the Advisory Contract to the Funds;

WHEREAS, USTA wishes to assume all of UST-NY’s and UST-NA’s duties, obligations, liabilities and rights under the Advisory Contract and the Waiver Agreement and UST-NY and UST-NA wish to assign and be discharged from their duties, obligations, liabilities and rights under the Advisory Contract and Waiver Agreement; and

WHEREAS, U.S. Trust Corporation, the parent of UST-NA, USTA and UST-NY (“UST-Corp.”), wishes to provide an indemnity to the Company for certain matters as described herein.

NOW, THEREFORE, based on the foregoing, the parties intending to be legally bound, agree as follows:

1.	Assumption. UST-NY and UST-NA hereby assign to USTA and USTA hereby agrees to assume, as of the Effective Date, all of UST-NA’s and UST-NY’s respective obligations, liabilities and rights and agrees to perform all of UST-NA’s and UST-NY’s respective duties under the Advisory Contract and the Waiver Agreement with respect to the Funds.

2.	Release. The Company hereby releases each of UST-NA and UST-NY, as of the Effective Date, from all of its duties, obligations, and liabilities under the Advisory Contract and the Waiver Agreement with respect to the Funds and UST-NA and UST-NY each hereby surrender all of its rights under the those agreements.

3.	Indemnity. UST-Corp. agrees to ensure that USTA will perform all of UST-NA’s and UST-NY’s duties and obligations under the Advisory Contract and the Waiver Agreement with respect to the Funds and agrees to indemnify, defend and hold the Company harmless for any and all losses, liabilities, actions or expenses resulting from or arising out of USTA’s performance of the duties and obligations assumed by it under the Advisory Contract and the Waiver Agreement with respect to the Funds to the same extent that UST-NA and UST-NY would have been liable for their performance under the Advisory Contract and Waiver Agreement.

UST-Corp. hereby waives any requirement that the Company exhaust any right or remedy or proceed or take any action against USTA, UST-NA or UST-NY or any other person or entity before exercising any right or remedy against UST-Corp. under this Agreement.

The obligations of UST-Corp. hereunder are absolute and unconditional. UST-Corp.’s indemnity shall be a continuing indemnity and shall continue in full force and effect indefinitely. The parties understand and agree that this indemnity is applicable only with respect to the Advisory Contract and Waiver Agreement governing those Funds listed in Appendix A and shall not apply to any fund not listed in Appendix A, whether currently in existence or created hereafter, except to the extent that UST-Corp. has specifically agreed through a separate written contract to indemnify such funds not listed on Appendix A.

4.	Representations. UST-NY, UST-NA and USTA hereby represent that after the assumption referred to above: (a) the management personnel of USTA responsible for providing the investment advisory services to the Funds under the Advisory Contract, including the portfolio managers and the supervisory personnel, will provide the same services for the Funds as are currently provided by officers or employers of UST-NY and UST-NA under the Advisory Contract; and (b) USTA will be wholly-owned indirect subsidiary of UST-Corp. Consequently, UST-NY and UST-NA believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the investment advisers to the Funds.

5.	Other Matters. USTA is hereby bound by all of the terms and conditions of the Advisory Contract, which will continue in full force and effect with respect to USTA.

6.	Headings and Captions. The document headings and captions contained herein are for ease of reference only, and shall not effect the meaning or interpretation of this Agreement

7.	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the              day of December, 2005.

UST ADVISERS, INC.

By:	/s/ Robert Aufenanger
Name:
Title:

UNITED STATES TRUST COMPANY OF NEW YORK

By:	/s/ Richard E. Brinkman
Name:	Richard E. Brinkman
Title:	Managing Director and Comptroller
U.S. TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Neil M. McDonnell
Name:	Neil M. McDonnell
Title:	SVP/CFO

EXCELSIOR TAX-EXEMPT FUNDS, INC.

By:	/s/ Mary Martinez
Name:
Title:

U.S. TRUST CORPORATION, for purposes of section 3 hereof only

By:	/s/ Richard E. Brinkman
Name:	Richard E. Brinkman
Title:	Managing Director and Comptroller

Exhibit A

Portfolio	Date of Advisory Contract
California Short-Intermediate Term Tax-Exempt Income Fund	May 31, 2000
New York Tax-Exempt Money Fund	May 31, 2000
Tax-Exempt Money Fund	May 31, 2000

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